eLOYALTY CORPORATION

7% Series B Convertible Preferred Stock

Issuable Upon Exercise of Subscription Rights

The Rights Offering Will Expire at 5:00 p.m., New York City Time,

on December 19, 2001, Unless the Rights Offering is Extended

To Our Clients:

      Enclosed for your consideration are the Prospectus and other materials relating to an offering (the “Rights Offering”) by eLoyalty Corporation (“eLoyalty”) of its 7% Series B Convertible Preferred Stock (the “Preferred Stock”) pursuant to subscription rights (the “Rights”) distributed by eLoyalty to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on October 8, 2001 (the “Record Date”).

      As described in the Prospectus, you have been granted one Right for each share of Common Stock carried by us in your account on the Record Date. Each Right entitles you to subscribe for, at your option, either $1.60, $1.00 or $0.50 of Preferred Stock. The purchase price per share of Preferred Stock will be the lesser of $0.51 and 90% of the average of the last sale price of the Common Stock over the twenty trading days through and including the fourth trading day prior to the closing date of the Rights Offering, subject to adjustment for a proposed one-for-ten reverse split of the Common Stock to be effected immediately prior to the closing of the Rights Offering. eLoyalty will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the expiration date of the Rights Offering. No fractional Rights have been granted by eLoyalty.

      You must own at least one share of pre-split Common Stock (or one-tenth of a share of post-split Common Stock) on the Closing Date (as defined below) for each Right that you exercise. eLoyalty reserves the right to rescind any purchase of Preferred Stock in violation of this requirement.

      The enclosed materials are being forwarded to you as the beneficial owner of the shares of eLoyalty Common Stock carried by us in your account but not registered in your name. Exercises of the Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Preferred Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus and other materials. We urge you to read these documents carefully before instructing us to exercise the rights.

      Your instructions should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering described in the Prospectus. The Rights Offering will expire at 5:00 p.m., New York City time, on December 19, 2001 (the “Closing Date”), unless extended by eLoyalty. Once you have exercised a Right, your exercise may not be revoked.

      If you wish to have us, on your behalf, exercise Rights to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. If you do not wish to exercise Rights, please disregard this material.

      If you have any questions regarding the Rights Offering, please contact the information agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

INSTRUCTIONS BY BENEFICIAL OWNERS TO BROKERS OR OTHER NOMINEES

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering by eLoyalty Corporation.

      This will instruct you whether to exercise the rights to purchase shares of 7% Series B convertible preferred stock of eLoyalty Corporation distributed with respect to the common stock of eLoyalty Corporation held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus for the rights offering and the related materials.

Box 1.	☐	Please do not exercise rights for shares of 7% Series B convertible preferred stock of eLoyalty Corporation.
Box 2.	☐	Please exercise rights for shares of 7% Series B convertible preferred stock of eLoyalty Corporation as set forth below:
(a) Number of rights exercised: *
(b) Dollar amount of preferred stock subscribed for per right (check only one box):
☐ $1.60
☐ $1.00
☐ $0.50
(c) Total subscription price (multiply the number of rights specified in line (a) by the dollar amount checked in line (b)) = $ total payment.
Box 3.	☐	Payment in the following amount is enclosed: $
Box 4.	☐	Please deduct payment from the following account maintained by you as follows:
Type of account: Account No.:
Amount to be deducted: $

*	The undersigned hereby represents that the undersigned will own at least one share of common stock of eLoyalty Corporation (or one-tenth of a share of common stock if eLoyalty’s proposed one-for-ten reverse stock split is effected) on the closing date for the rights offering for each right exercised hereby.

Date:	, 2001
Signature(s)
Please type or print name(s) below:

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